EXHIBIT 10.1

ETSY, INC.
AMENDED AND RESTATED COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS
EFFECTIVE AS OF AUGUST 15, 2017
This program has been established in order to attract and retain non-employee directors who have the knowledge, skills and experience to serve as a member of the Board of Directors of Etsy, Inc.
All equity awards granted under this program shall be granted under the Company’s then-current equity incentive plan (or director equity incentive plan, if any). Capitalized terms used but not defined will have the meaning set forth in the applicable equity incentive plan or equity award agreement.
A. Annual Retainers
Each non-employee director who will continue serving on the Board after the Company’s regular annual meeting of stockholders will receive the Annual Board Retainer and any applicable Additional Retainers, as described below.
Annual Board Retainers
The Annual Board Retainer will be paid annually in the form of Options and/or Restricted Stock Units in the discretion of the Compensation Committee (in each case, “Equity”) with a fair value equal to the Annual Board Retainer; however, a director may elect to receive a portion of the Annual Board Retainer, up to a maximum of 50%, in cash. Such election shall be made no later than December 31st for the Annual Board Retainer to be paid in the next calendar year.
Each Annual Board Retainer Equity award will be granted on the date of the Company’s annual meeting of stockholders and will vest in full on the date of the next annual meeting of stockholders, provided that the director has served continuously as a member of the Board during the vesting period. Notwithstanding the foregoing, an Annual Board Retainer Equity award will vest in full in the event that the Company is subject to a Change in Control or in the event of the director’s death.

The portion of the Annual Board Retainer paid in cash, if any, shall be paid in full within 30 days of the Company’s annual meeting of stockholders.
Additional Retainers

Additional Retainer fees shall be paid in full in cash within 30 days of the Company’s annual meeting of stockholders, unless otherwise determined by the Board or Compensation Committee.

In the event that a director’s committee service or role on a committee changes, he or she will be entitled to a pro-rated Additional Retainer, as applicable, in cash, which shall be determined based on the number of whole months of service before the next annual meeting of stockholders.

B.    New Directors
Each new, non-employee director who joins the Board on or after the date of the Company’s initial public offering will be granted Equity with a fair value equal to the New Director Fee on the first business day of the month following the month in which the his or her appointment to the Board became effective (or, if such day is not a trading day, on the following trading day). Equity awards for new directors will vest in equal annual installments on the first three anniversaries of the grant date, provided that the director has served continuously as a member of the Board through the applicable vesting date. Notwithstanding the foregoing, Equity awards for new directors will vest in full in the event that the Company is subject to a Change in Control or in the event of the director’s death.

A director who receives a New Director Fee will not receive an Annual Board Retainer in the same calendar year.
In addition, each new non-employee director shall be entitled to a pro-rated Additional Retainer, as applicable, in cash, which shall be determined based on the number of whole months that the new director serves on the Board before the next annual meeting of stockholders.

C.    Schedule of Fees
1.    Annual Board Retainer: Equity and/or cash with a total fair value of $175,000

2.	New Director Fee: Equity with fair value on the grant date equal to $262,500

3.	Board Chair Fee: Equity with fair value on the grant date equal to $100,000

4.	Additional Retainers: Cash equal to:

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Chairman of the Audit Committee	$18,000
Member of the Audit Committee	$9,000
Chairman of the Compensation Committee	$10,000
Member of the Compensation Committee	$5,000
Chairman of the Nominating and Corporate Governance Committee	$6,000
Member of the Nominating and Corporate Governance Committee	$3,000
Member of any other Committee constituted by the Board from time to time	$40,000 (unless otherwise determined by the Board or Compensation Committee)

D.	Expenses
The reasonable expenses incurred by non-employee directors in connection with attendance at Board or committee meetings or other Company-related activities will be reimbursed upon submission of appropriate documentation.
E.    Administration
This Program shall be administered by the Compensation Committee, which shall have the power to interpret these provisions and approve changes from time to time as it deems appropriate.

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